EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-4 (Registration Number 33-58945) of our report, which includes an explanatory paragraph relating to the change in the method of accounting for postemployment benefits and investment securities for the year ended 1994, and a change in the method of accounting for postretirement benefits other than pensions and income taxes for the year ended 1993, dated January 18, 1995 (January 20, 1995 as to Note 28), on our audit(s) of the consolidated financial statements of Midlantic Corporation and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994. We also consent to the reference to our firm under the caption of "Experts."


COOPERS & LYBRAND L.L.P.


New York, New York
May 22, 1995